Exhibit 99.2

February 4, 2015

Oxford Immunotec Global PLC Announces Closing of Underwritten Offering of Ordinary Shares and Underwriters’ Exercise of Option to Purchase Additional Shares

Oxford, UK and Marlborough, MA, February 4, 2015 – Oxford Immunotec Global PLC (NASDAQ: OXFD) (the "Company"), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced the closing of its underwritten offering of 4,893,616 ordinary shares at a public offering price of $11.75 per share, which includes the exercise in full by the underwriters of their option to purchase up to 638,297 additional ordinary shares. The offering generated gross proceeds of approximately $57.5 million with Oxford receiving net proceeds of approximately $53.7 million after deducting underwriting discounts and estimated offering expenses.

J.P. Morgan Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers for the offering. Cowen and Company, LLC and Robert W. Baird & Co. Incorporated are acting as co-managers.

The securities described above were offered by the Company pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A copy of the prospectus supplement and accompanying prospectus relating to this offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204, or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402 or by telephone at (800) 747-3924, or by e-mailing a request to prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company’s initial product is the T-SPOT®.TB test, which is used to test for latent tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.TB test utilizes the proprietary T-SPOT technology platform that measures the responses of specific immune cells, known as T cells, to inform the diagnosis, prognosis and monitoring of patients with immunologically controlled diseases. The Company has an additional six products based on either T-SPOT or innate immunity technology platforms in various stages of development.  The two most advanced products are focused on the transplantation market and test for CMV infection and organ rejection.  The Company is headquartered near Oxford, UK and in Marlborough, MA.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer,

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec